AMENDMENT No. 2
                  TO THE TRANSFER AGENCY AND SERVICES AGREEMENT
                       for DCXchange(sm) and DAZL Services

         THIS AMENDMENT, dated as of October 1, 1998, is made to the Transfer Agency and Services Agreement dated July 3, 1998 (the "Transfer Agent Agreement") between AETNA SERIES FUND, INC. (the "Fund") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group").

                                   WITNESSETH

         WHEREAS, Investor Services Group has developed a recordkeeping service link ("DCXchange(sm)") between investment companies and benefit plan consultants (the "Recordkeepers") which administer employee benefit plans, including plans qualified under Section 401(a) of the Internal Revenue Code (the "Plans"); and

         WHEREAS, Investor Services Group has entered into agreements with various Recordkeepers relating to the recordkeeping and related services performed on behalf of such Plans in connection with daily valuation and processing of orders for investment and reinvestment of assets of the Plans in various investment options available to the participants under such Plans (the "Participants"); and

         WHEREAS, the Fund, on behalf of the Portfolios set forth in the attached Exhibit 1, desires to participate in the DCXchange(sm) Program and retain Investor Services Group to perform such services with respect to shares of the Funds ("Shares") held by or on behalf of the Participants as further described herein and Investor Services Group is willing and able to furnish such services on the terms and conditions hereinafter set forth.

         WHEREAS, the Fund desires to utilize Investor Services Group's proprietary Data Access Zip Link ("DAZL") and Investor Services Group desires to provide the Fund with such services.

         NOW THEREFORE, the Fund and Investor Services Group agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:

1. DCXchange(sm). Investor Services Group agrees to perform recordkeeping and related services for the benefit of the Plan Participants that maintain shares of the Fund through Plans administered by certain Recordkeepers. Investor Services Group shall subcontract with Recordkeepers to link the Investor Services Group recordkeeping system with the Recordkeepers, in order for the Recordkeepers to maintain Fund shares positions for each Participant. Fund positions of the Participants shall constitute open accounts for which the Fund shall pay to Investor Services Group the annual fees specified in the schedule of fees attached hereto as Schedule A.

2. DAZL. In accordance with the following terms, Investor Services Group shall, through its proprietary DAZL product, provide the Fund and such financial planners and investment advisors (the "FP's") which, pursuant to agreements with the Fund, distribute shares of such funds, with online access to Fund (including Portfolios) and shareholder account information for the shareholders of the Funds or such financial planners of investment advisors.

         (a) Investor Services Group Responsibility. Investor Services Group shall provide the Fund with the appropriate documentation and procedures (the "DAZL Documentation") to enable the Fund to properly use DAZL. In addition to and as more fully described in the DAZL Documentation, Investor Services Group shall run & complete data extracts after the transfer agent nightly cycles in order to provide files to the end user i.e., financial planner, or direct to firms based upon the profiles that the onlines designate.

         (b) Fund Responsibilities. In addition to and as may be more fully described in the DAZL Documentation, the Fund has responsibility (i) for setting the FSR on-lines with the appropriate data in order to feed into the DAZL extract; (ii) with respect to those FP's utilizing a 3rd party software vendor to access information through DAZL, ensuring the vendor provides the translation of the DAZL file to the appropriate software package formats; (iii) for the Fund's errors and mistakes in the use of DAZL; (iv) for the Fund's failure to use and employ DAZL in accordance with the procedures and documentation made available by Investor Services Group; (v) for the Fund's utilization of the control procedures set forth and described in such user documentation; and (vi) the Fund's failure to verify promptly reports or output received through use of DAZL.

         (c) Fees. In consideration of the DAZL services provided by Investor Services Group hereunder, the Fund shall pay to Investor Services Group the Fees set forth in Schedule B attached hereto.

         This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement and related agreements, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

AETNA SERIES FUND, INC.

By: /s/Wayne Baltzer
    ---------------------------
Title: Vice President
       ------------------------


FIRST DATA INVESTOR SERVICES
GROUP, INC.

By: /s/Mark Hourihan
    ---------------------------
Title:  Executive Vice President
        -----------------------

                                    EXHIBIT 1

                               LIST OF PORTFOLIOS

                             Aetna Money Market Fund
                              Aetna Government Fund
                                 Aetna Bond Fund
                              Aetna High Yield Fund
                               Aetna Balanced Fund
                          Aetna Growth and Income Fund
                        Aetna Real Estate Securities Fund
                          Aetna Value Opportunity Fund
                                Aetna Growth Fund
                               Aetna Mid Cap Fund
                            Aetna Small Company Fund
                            Aetna International Fund
                         Aetna Index Plus Large Cap Fund
                          Aetna Index Plus Mid Cap Fund
                         Aetna Index Plus Small Cap Fund
                           Aetna Index Plus Bond Fund
                                Aetna Ascent Fund
                              Aetna Crossroads Fund
                                Aetna Legacy Fund

                                   Schedule A

                               DCXchange(sm) Fees

The Fund shall pay Investor Services Group annualized fees of $12.00 for each Plan Participant account in the respective portfolio that is open during any monthly period. These fees shall be billed by Investor Services Group monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such month.

The Fund shall reimburse Investor Services Group monthly for such other out-of-pocket expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement, as pre-approved by the Fund. The Fund further agrees that any volume discounts achieved by Investor Services Group on behalf of its clients shall be returned by Investor Services Group, unless otherwise agreed to by Investor Services Group and the Fund.

                                   Schedule B

                                   DAZL Fees*

                  DAZL Base Product
                           One-time set-up fee                         $5,000 (To Be Waived)
                           Monthly Fee                                 $1,000
                           Fee per record transmitted                  $0.025
                           Fee per price record transmitted            $0.015

                  DAZL Direct fee per record transmitted               $0.01
                  DAZL Interactive fee per record transmitted          $0.01

         * To be paid out of the Fund's 12(b)-1 fee. The foregoing statement is included for the Fund's internal purposes only and is in no way to be interpreted or construed to affect the Fund's obligation to make such payments.